ASSET PURCHASE AND SALE AGREEMENT

Dated as of

August 23, 2002

between

VERTAPORT, INC.

and

XML - GLOBAL TECHNOLOGIES, INC.

TABLE OF CONTENTS

SECTION 1: GENERAL DEFINITIONS                                                            -1-

1.1 Best Knowledge.                                                                                                   -1-
1.2 Effective Date                                                                                                        -1-
1.3 Governmental Authority.                                                                                        -1-
1.4 Governmental Requirement.                                                                                   -1-
1.5 Legal Requirements                                                                                               -2-
1.6 Person.                                                                                                                 -2-
1.7 Section.                                                                                                                -2-
1.8 Taxes.                                                                                                                   -2-

SECTION 2: PURCHASE AND SALE OF ASSETS                                             -2-

2.1 Description of Assets                                                                                             -2-
2.2 Excluded Assets.                                                                                                   -4-
2.3 Allocation of Purchase Price                                                                                  -5-
2.4 No Assumption of Liabilities                                                                                  -5-
2.5 Labor Matters                                                                                                       -5-
2.6 Bulk Sale/Fraudulent Transfers                                                                               -5-

SECTION 3. PURCHASE PRICE                                                                           -5-

SECTION 4: CLOSING                                                                                            -8-

4.1 General Procedure.                                                                                                 -8-
4.2 Time and Place.                                                                                                      -8-
4.3 Effective Date of Closing.                                                                                        -8-
4.4 Covenants Regarding Closing.                                                                                 -8-
4.5 Conditions to Obligation of Buyer.                                                                           -9-
4.6 Conditions to Obligation of Seller                                                                           -10-
4.7 Specific Items to be Delivered at the Closing.                                                         -11-

SECTION 5: REPRESENTATIONS AND WARRANTIES OF SELLER AND
                       SHAREHOLDERS                                                                           -12-

5.1 Organization and Standing.                                                                                     -12-
5.2 Corporate Authority                                                                                               -12-
5.3 No Defaults.                                                                                                           -13-
5.4 Taxes                                                                                                                     -13-
5.5 No Actions, Proceedings, etc.                                                                                -13-
5.6 No Breaches                                                                                                          -13-
5.7 Condition of the Seller's Accounts                                                                           -13-
5.8 Corporate Acts and Proceedings                                                                             -14-
5.9 Registration Rights and Proprietary Information                                                        -14-
5.10 No Liens or Encumbrances                                                                                    -15-
5.11 Legal Proceedings and Compliance with Law                                                         -15-
5.12 Contract Schedules                                                                                                -15-
5.13 Obligations and Liabilities                                                                                       -16-
5.14 Representations and Warranties                                                                              -16-

SECTION 6: REPRESENTATIONS AND WARRANTIES OF BUYER              -16-

6.1 Organization and Standing.                                                                                       -16-
6.2 Corporate Acts and Proceedings.                                                                             -17-

SECTION 7: COVENANTS OF SELLER -17-

7.1 Preservation of Business                                                                                           -17-
7.2 Ordinary Course                                                                                                      -17-
7.3 Negative Covenants                                                                                                 -17-
7.4 Access to Books and Records, Premises, etc.                                                          -18-
7.5 Taxes and Other Liabilities                                                                                       -18-
7.6 No Solicitation                                                                                                         -19-

SECTION 8: TERMINATION                                                                                  -19-

8.1 Termination.                                                                                                             -19-
8.2 Effect of Termination.                                                                                               -20-

SECTION 9: INDEMNIFICATION                                                                         -20-

9.1 Indemnification Covenants of Seller and Shareholders                                               -20-
9.2 Indemnification Covenants of Buyer                                                                          -20-
9.3 Method of Asserting Claims                                                                                      -21-
9.4 Survival                                                                                                                    -22-

SECTION 10: CONFIDENTIAL INFORMATION AND RELATED
                         MATTERS                                                                                         -22-

SECTION 11: EXPENSES                                                                                        -23-

SECTION 12: MISCELLANEOUS                                                                          -23-

12.1 Incorporation by Reference                                                                                    -23-
12.2 Parties in Interest.                                                                                                   -23-
12.3 Amendments and Waivers                                                                                      -24-
12.4 Waiver.                                                                                                                  -24-
12.5 Governing Law - Construction.                                                                               -24-
12.6 Limitation of Actions.                                                                                              -24-
12.7 Notices.                                                                                                                 -24-
12.8 Fax/Counterparts.                                                                                                  -25-
12.9 Captions.                                                                                                               -25-
12.10 Severability.                                                                                                         -25-
12.11 Jurisdiction and Venue.                                                                                        -26-
12.12 Good Faith Cooperation and Additional Documents.                                            -26-
12.13 Assignment.                                                                                                         -26-
12.14 Entire Agreement - Amendment.                                                                          -26-
12.15 Authority to Sign.                                                                                                 -26-
12.16 Execution of Documents.                                                                                      -26-
12.17 Time.                                                                                                                   -26-

ASSET PURCHASE AND SALE AGREEMENT

       THIS AGREEMENT is made and entered into effective this ___ day of August, 2002, by XML - GLOBAL TECHNOLOGIES, INC., a Colorado corporation, and VERTAPORT, INC., a Delaware corporation, ("Seller").

WITNESSETH

       WHEREAS, Seller is the owner of certain tangible and intangible properties and assets used in connection with its technology development business (the "Business"); and

       WHEREAS, Buyer desires to purchase and Seller desires to sell a portion of Seller's properties and assets used in connection with such Business effective as of the Closing Date (the "Effective Date"), subject to the terms and conditions hereinbelow set forth.

       NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and adequacy whereof is hereby acknowledged, the parties agree as follows:

SECTION 1: GENERAL DEFINITIONS

       For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

       1.1     Affiliate. "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such first Person.

       1.2      Best Knowledge. "Best Knowledge" shall mean both what a Person knew as well as what the Person should have known had the Person exercised reasonable diligence. When used with respect to a Person other than a natural person, the term "Best Knowledge" shall include matters that are known to the current directors and executive officers of the Person.

       1.3     Code. "Code" shall mean Title 26 of the United States Code.

       1.4     Effective Date. "Effective Date" shall mean the Closing Date.

       1.5     Governmental Authority. "Governmental Authority" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any division or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

       1.6     Governmental Requirement. "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

       1.7     Legal Requirements. "Legal Requirements" means applicable common law and any statute, ordinance, code or other laws, rule, regulation, order, technical or other standard, requirement, judgment, or procedure enacted, adopted, promulgated, applied or followed by any governmental authority, including, without limitation, any order, decree, award, verdict, findings of fact, conclusions of law, decision or judgment, whether or not final or appealable, of any court, arbitrator, arbitration board or administrative agency.

       1.8     Person. "Person" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

       1.9     Section. Unless otherwise stated herein, the term "Section" when used in this Agreement shall refer to the Sections of this Agreement.

       1.10     Taxes. "Tax" and "Taxes" shall mean any and all income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

SECTION 2: PURCHASE AND SALE OF ASSETS

              On the terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties of Seller and Buyer contained in this Agreement:

              2.1     Description of Assets. Buyer agrees to acquire from Seller and Seller agrees to transfer to Buyer, as of the Effective Date, the following properties and assets, both tangible and intangible, owned by Seller and used by it in connection with the operation of the Business (the "Assets"):
(a)	Any and all Technological Assets, Intellectual Property Rights, Trade Secrets and Confidential Information of Seller, defined as follows:
"Technological Assets" as used herein shall include:
1.

"Patents" meaning any patents, or patents that may issue from the patent applications, together with any patents that may issue from the Technology, and any patents which may issue from any divisional, continuation, reissue or substitute application based thereon, including any patents which issue from applications not yet made as of the date of this Agreement.

2.

"Technology" meaning any Trade Secret, Intellectual Property Rights, Confidential Information, Software, know-how or invention developed by or for Seller, or any portion or phase of any scientific or technical information, design, process, procedure, formula, improvement or other information based thereon or related thereto. "Technology" shall also include all regulatory clearances and marketing approvals related to the Assets.

3.

"Software" meaning all Computer Program(s), data compilation(s) and/or other intellectual property of intangible nature developed by or for Seller hereto that are expressed in Object Code and shall consist of the Source Code, Binary Code and Object Code therefor as of the date hereof.

4.

"Computer Program" meaning a list of steps or list of statements and/or instructions which are capable when incorporated in a machine-readable medium of causing a computer to indicate, perform or achieve particular functions, tasks or results.

	5.	"Source Code" meaning the Computer Programs in human readable form.
	6.	"Object Code" meaning the fully compiled or assembled series of Computer Programs in machine language in either printed form or as stored in software media.
	7.	"Binary Code" meaning Computer Program code that loads and executes without further processing by a software compiler or linker, or that results when Source Code is processed by a software compiler.
8.

"Future Improvements" meaning any and all regulatory clearances and marketing approvals, discoveries, inventions and improvements in processes, manufacturing techniques and the like, relative to the articles falling within the scope of the Patents and Technology.

9.

All notes, drawings, designs, formulas, prototypes, business plans, market research, business research, legal research, technical research, ideas, inventions, invention disclosures, and other works, whether or not reduced to practice, developed or commercialized in connection with the development or commercialization of the Patents and Technology including, without limitation, all intellectual property and work product produced by Seller or its Affiliates and their respective contractors.

10.

"Intellectual Property Rights" means intellectual property or proprietary rights, including, but not limited to, copyright rights, patent rights (including patent applications and disclosures), rights of priority, Trade Secrets and Technological Assets of Seller, recognized in any country or jurisdiction in the world.

11.

"Trade Secrets" include, but shall not be limited to, any and all written material, instruction manuals, blueprints, technical specifications, account information, customer records, procedures, detail drawings, graphic designs, Technological Assets of Seller, inventions, discoveries, computer programs (both source and object codes) their organization, structure, sequence, logic, coherence, look and feel, subroutines, formulas, design, concept and know-how, and any other material owned or produced by or for Seller, whether or not patented or patentable and whether or not copyrighted or copyrightable, Seller's business plan, marketing strategy, clients and customers, consultants and employees, formats, projections, suppliers, dealers and distributors."

12.

"Confidential Information" includes all Trade Secrets, information, knowledge, design specifications, design criteria, inventions, discoveries, know-how, Patents and Patent rights of Seller, processes and concepts embodied or incorporated in or manifested or represented by any of the Technological Assets of Seller hereto, and all other information that has been marked confidential or is known to be proprietary, whether or not patented or patentable and whether or not copyrighted or copyrightable.

(b)	Any and all documentation, user manuals, and other writings or drawings related to any of the foregoing Technological Assets, Intellectual Property Rights, Trade Secrets and Confidential Information;
(c)

Supplier or manufacturer identity and contracts, marketing and sales plans, product agreements, strategic contractual relationships, financial information, cost forecasts, pricing information, product research and development and all other concepts or ideas involving or reasonably related to the Business or prospective business of the Seller;

(d)

All other intangible assets used solely in the conduct of the Business including, without limitation, any and all domain names, websites, prospects lists, databases, marketing scripts, procedures and practices;

(e)

All contracts and licenses used solely in the conduct of the Business and assumed by the Buyer pursuant to Section 2.4, including, without limitation, contracts and licenses with vendors, suppliers, manufacturers, distributors, publishers, programmers, consultants and collaborators; all contracts and licenses, all confidentiality, invention and similar contracts with employees and consultants; all sales orders and contracts and all contracts for the purchase or sale of products;

(f)

All of Seller's development assets used solely in the conduct of the Business, including, without limitation, all pre-publication, sales, marketing, advertising and promotional materials, transcripts, catalogs, brochures, mailers, edited works in process, mechanicals, camera copy, flats, plates, intermediate film, final plate-making film, magnetic disks, artwork, photographs and transparencies, and other sales, advertising and promotional materials and rights associated therewith;

(g)	All mailing, client and customer lists used in the conduct and operation of the Business;

              2.2     Excluded Assets. The following assets owned by Seller and used in the conduct of the Business shall not be included in the properties and Assets to be purchased by Buyer from Seller on the Closing Date:

(a)	Cash and cash equivalents as of the Effective Date; and
(b)	All business, tax and accounting records.
(c)	All inventories of the Business of every nature whatsoever, including, but not limited to, parts and accessories;
(d)	All accounts receivable of the Business of every nature whatsoever, including trade and other receivables;
(e)

Seller's furniture, fixtures, office machinery and equipment and other tangible property used in the operation of the Business, including, without limitation, all computer systems, hardware and software, and telephone systems;

(f)

All prepaid expenses of the Business including, without limitation, royalty, contract, catalog expense or lease advances or deposits and other similar types of advances to vendors, suppliers, lessors and others;

(g)	All third party software licensed by Seller that is either nonassignable or not specifically assigned to Buyer in accordance with Seller's obligations pursuant to any such license.

              2.3     Allocation of Purchase Price. The Purchase Price as defined in Section 3 hereof shall be allocated among the Assets purchased as set forth in this Section 2.3. The allocation shall be binding on the parties in accordance with Section 1060 of the Code for all purposes, including without limitation, the appropriate tax treatment to be accorded to the transactions contemplated by this Agreement. The Purchase Price shall be allocated to accounts receivable and inventory as determined in Section 3.1.

              2.4     No Assumption of Liabilities. Buyer will acquire the Assets free and clear of all claims, liens or liabilities of Seller and, other than those contracts or other obligations of Seller explicitly assumed by Buyer and listed in Schedule 2.4 attached hereto, Buyer shall have no obligation to pay or otherwise discharge any obligation or liability of Seller incurred in connection with its operation of the Business or otherwise; and Seller agrees to indemnify, defend and hold harmless Buyer with respect to any claim, damage or liability for such obligations.

              2.5     Labor Matters. It is expressly understood and agreed that Buyer is not assuming any union contracts, pension liabilities, workman's compensation commitments, consulting or employment agreements or employee obligations of any nature whatsoever of Seller.

              2.6     Bulk Sale/Fraudulent Transfers. The parties acknowledge that the statutes of the State of Delaware governing bulk sales and fraudulent transfers as currently in effect may apply to the transactions provided for in this Agreement. Seller agrees to fully comply with the requirements of any and all bulk sale and/or fraudulent transfer statutes applicable to the transactions provided for herein. Seller agrees to indemnify, defend and hold harmless Buyer from any obligation or liability to the creditors of Seller, as well as any other claims, demands or obligations based upon any failure by Seller to comply with the provisions of this Section 2.6.

SECTION 3.     PURCHASE PRICE

              3.1     The Purchase Price for the Assets (the "Purchase Price") shall be determined and paid exclusively as follows:
(a)

At Closing, Buyer shall issue to Seller an aggregate of 7,000,000 shares of Common Stock, $.0001 par value, of Seller (the "Purchase Shares"). Such shares shall be "restricted securities" under the Securities Act of 1933 and the certificate evidencing same shall bear the Buyer's customary restrictive legend;

(b)

At Closing, Buyer shall also issue to Seller Class A Warrants exercisable to purchase until December 31, 2005 (the "Warrant Expiration Date") an additional 7,000,000 shares of Common Stock at an exercise price of $.50 per share;

(c)

At Closing, the Buyer shall also issue to the Seller Class B Warrants exercisable until the Warrant Expiration Date to purchase an additional 2,500,000 shares of the Buyer's Common Stock at an exercise price of $1.00 per share; and

(d)

Buyer shall grant to Seller certain registration rights with respect to the PurchaseShares, and shares of Common Stock issuable upon exercise of the Class A Warrants and Class B Warrants to be issued to Seller in consideration of the transfer of the Assets, which registration rights shall be set forth in the Registration Rights Agreement substantially in the form of Exhibit 3.1(d) hereto.

              3.2     Hold Back.
(a)

On the Closing Date, Buyer shall deliver to Seller certificates representing 50% of the Purchase Shares (an aggregate of 3,500,000 shares), 50% of the Class A Warrants (Class A Warrants exerciseable to purchase an aggregate of 3,500,000 shares) and 50% of the Class B Warrants (Class B Warrants exerciseable to purchase an aggregate of 1,250,000 shares) deliverable as payment of the Purchase Price in accordance with Section 3.1 above.

(b)

On the Closing Date, certificates representing the balance of the Purchase Price (3,500,000 Purchase Shares, Class A Warrants exerciseable to purchase 3,500,000 shares and Class B Warrants exerciseable to purchase 1,250,000 shares (hereafter collectively referred to as the "Holdback Securities")) shall be retained by Buyer and shall be delivered to Seller concurrently with the delivery by Seller to Buyer of the Legal Opinion described in Section 4.5(j) of this Agreement.

(c)

It is agreed that until such time as Seller delivers to Buyer the Legal Opinion described in Section 4.5(j) of this Agreement and Buyer concurrently delivers the Holdback Securities to Seller, the Holdback Securities shall not be deemed issued and/or outstanding for any purpose and shall not vest in Seller any rights or entitlements with respect thereto.

SECTION 4: CLOSING

              4.1      General Procedure. At the Closing each party shall deliver such documents, instruments and materials as may be reasonably required in order to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the other parties.

              4.2     Time and Place. The Closing shall take place on August 23, 2002 or on such later date and at such place and in such manner as the Buyer and Seller may agree.

              4.3     Effective Date of Closing. Notwithstanding the actual time and place of Closing, the parties stipulate and agree that the Effective Date of the sale and purchase of the Assets shall be the Closing Date.

              4.4     Covenants Regarding Closing. Buyer and Seller hereby covenant and agree that they shall (i) use reasonable efforts to cause each of their respective Exhibits to be prepared and exchanged with the other party, and its legal counsel, within ten (10) business days following the execution of this Agreement , except to the extent the express terms of this Agreement provide for a different time period for such delivery to be accomplished, (ii) use reasonable efforts to cause all of their respective representations and warranties set forth in this Agreement, and Exhibits hereto, to be true on and as of the Closing, (iii) use reasonable efforts to cause all of their respective obligations that are to be fulfilled on or prior to the Closing to be so fulfilled, (iv) use reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing, and (v) use reasonable efforts to deliver to each other at the Closing the certificates, updated lists, notices, consents, authorizations, approvals, agreements, transfer documents, receipts and amendments contemplated hereby (with such additions or exceptions to such items as are necessary to make the statements set forth in such items accurate and acceptable, provided that if any such additions or exceptions cause any of the conditions to a party's obligations hereunder as set forth hereinbelow not to be fulfilled, such additions and exceptions shall in no way limit the rights of the other party hereunder to terminate this Agreement or refuse to consummate the transactions contemplated hereby).

              4.5     Conditions to Obligation of Buyer. The obligation of Buyer to complete the purchase of the Assets on the Closing date on the terms set forth in this Agreement is, at the option of Buyer, subject to the satisfaction or waiver by Buyer of each of the following conditions:
(a)

Accuracy of Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be correct in all material respects on and as of the Closing date with the same force and effect as though such representations and warranties had been made on the Closing date.

(b)	Compliance with Covenants. All covenants which Seller is required to perform or comply with on or before the Closing date shall have been fully complied with or performed in all material respects.
(c)

Corporate Approvals. The Board of Directors and Shareholders of the Seller shall have approved and ratified this Agreement and shall have authorized the appropriate officers of the Seller to execute same and fully perform its terms.

(d)

Consents and Approvals. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which Seller is a party shall require the consent of any person to the purchase and sale of the Assets or any other transaction provided for herein, such consent shall have been obtained; provided, however, that the Seller shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by Buyer to the extent that such condition otherwise has an effect on Buyer.

(e)

No Governmental Actions. No action or proceeding before any Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement, and the Buyer and Seller shall have delivered to each other certificates dated as of the Closing and executed by such parties, stating that to their Best Knowledge, no such items exist. No Governmental Authority shall have taken any other action as a result of which the management of any of the Buyer and Seller, in its sole discretion, reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

(f)

Other Documents. Seller shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as Buyer or its attorneys may have reasonably requested.

(g)

No Adverse Information. The investigations with respect to the Parties, the assets and the respective businesses performed by each Company's respective professional advisors and other representatives shall not have revealed any information concerning the other Company, its assets or its business that has not been made known to the discovering Companyprior to the date of this Agreement and that, in the opinion of such party and its advisors, materially and adversely affects the business or assets of the other party or the viability of the transaction contemplated by this Agreement.

(h)

Liens. Seller shall have delivered to Buyer a reasonably current lien and judgment search (both state and county levels in each jurisdiction where the party is qualified to or is doing business or owns material assets) confirming the absence of any judicial liens, security interests, tax liens and similar such liens affecting any of its business or assets. Each and every lien or encumbrance of any nature, if any, relating to the assets, business, or the shares of common stock of such Company shall have been terminated and released, and proof thereof delivered to the other.

(i)

Other Obligations. Seller shall have delivered to Buyer an accurate list, as of the Closing Date, showing all other commitments and/or obligations of Seller not otherwise disclosed to Buyer in writing. It is understood that Buyer is not assuming any such commitments and/or obligations, all of which shall be and remain the obligation of Seller, and Seller agrees to indemnify and hold harmless Buyer, Seller from any liability with respect thereto.

(j)

Legal Opinion. Seller shall deliver to Buyer an opinion of legal counsel, in form satisfactory to the Buyer and its legal counsel, confirming the validity and enforceability of the Seller's Technological Assets, Intellectual Property Rights and Trade Secrets and the legal capacity of the Seller to convey such rights and Assets to the Buyer free and clear of liens or claims of third parties. It is agreed that the opinion provided for in this Section 4.5(j) shall be delivered after the Closing Date but before September 30, 2002.

              4.6     Conditions to Obligation of Seller. The obligations of Seller to complete the sale of Assets on the Closing Date on the terms set forth in this Agreement is, at the option of Seller subject to the satisfaction or waiver by Seller of each of the following conditions:

(a)	Corporate Approvals. Buyer shall have approved and ratified this Agreement and shall have authorized the appropriate parties to execute same and fully perform its terms.
(b)

Consents and Approvals. To the extent that any material lease, mortgage, deed of trust, contract or agreement to which Seller is a party shall require the consent of any person to the purchase and sale of Assets or any other transaction provided for herein, such consent shall have been obtained; provided, however, that Seller shall not make, as a condition for the obtaining of any such consent, any agreements or undertakings not approved in writing by Buyer to the extent that such condition otherwise has an effect on the Seller or Buyer.

              4.7     Specific Items to be Delivered at the Closing. The parties shall deliver the following items to the appropriate party at the Closing of the transactions contemplated by this Agreement.
(a)	To be delivered by Seller (in duplicate original):
	(i)	Bills of Sale, assignments and other documents of conveyance transferring to Buyer the Assets with general warranty of title.
(ii)

Copy of corporate resolutions of Seller's Board of Directors and Shareholders authorizing the execution of this Agreement, and the consummation by Seller of the transactions contemplated by this Agreement.

(iii)

A certificate of the President or Chairman of Seller stating that the representations and warranties of Seller set forth in this Agreement are true and correct. Said certificate shall further verify and affirm that all consents or waivers, if any, which may be necessary to execute and deliver this Agreement have been obtained and are in full force and effect.

(iv)

A certificate dated the Closing Date, signed by the Chairman of Seller in form and substance satisfactory to the other parties and their legal counsel, certifying that all conditions precedent set forth in this Agreement to the obligations of Seller to close, have been fulfilled, and that no event of default hereunder and no event which, with the giving of notice or passage of time, or both, would be an event of default, has occurred as of such date.

(v)

Certificates dated the Closing Date, signed by the Secretary of Seller, (i) certifying resolutions duly adopted by the Board of Directors and Shareholders of Seller, authorizing the execution of this Agreement and all of the other transactions to be consummated pursuant thereto; (ii) certifying the names and incumbency of the officers of Seller who are empowered to execute the foregoing documents for and on behalf of such company; and (iii) certifying the authenticity of a reasonably current Certificate of Good Standing in Delaware.

	(vi)	Legal Opinion described in Section 4.5(j) hereto, to be delivered after the Closing Date but before September 30, 2002.
(b)	To be delivered by Buyer (in duplicate original):
	(i)	Certificates representing 50% of the Purchase Shares, Class A Warrants and Class B Warrants; with the Holdback Securities to be retained by Buyer in accordance with Section 3.2(b) hereof.
	(ii)	Registration Rights Agreement;
	(iii)	Copy of corporate resolution certified by Buyer's Secretary authorizing the execution of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement.

SECTION 5:     REPRESENTATIONS AND WARRANTIES OF SELLER

              As a material inducement to Buyer to enter into this Agreement and with the understanding and expectations that Buyer will be relying thereon in consummating the Asset Purchase contemplated hereunder, Seller hereby represents and warrants as follows:

              5.1     Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its assets and properties and to carry on its business as it is now being conducted.

              5.2      Corporate Authority. Except as set forth on Exhibit 5.2 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Seller with any of the provisions hereof will:
(a)	conflict with or result in a breach of any provision of its Articles of Incorporation or By-Laws;
(b)

result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which either Seller is a party, or by which any of its properties or assets may be bound except for such default (or right of termination, cancellation, or acceleration) as to which requisite waivers or consents shall either have been obtained by the Seller prior to the Closing Date or the obtaining of which shall have been waived by the other parties hereto; or

(c)

violate any order, writ, injunction, decree or, to the Seller's Best Knowledge, any statute, rule or regulation applicable to the Seller or any of its properties or assets. No consent or approval by any Governmental Authority is required in connection with the execution and delivery by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby, except for possible notice under plant closing laws.

              5.3     No Defaults. Except as set forth on the attached Exhibit 5.3, each of the leases, contracts, agreements and insurance policies to which Seller is a party is in full force and effect as of the date hereof with no material defaults existing thereunder.

             5.4      Taxes. Except as set forth in Exhibit 5.4:
(a)

The Seller has filed (or have obtained extensions for filing) all income, excise, sales, corporate franchise, property, payroll and other tax returns or reports required to be filed by it, as of the date hereof by the United States of America, any state or other political subdivision thereof or any foreign country and has paid all Taxes or assessments relating to the time periods covered by such returns or reports;

(b)

The Seller has paid all tax liabilities imposed or assessed by any governmental authority for all periods prior to the Closing Date for which such taxes have become due and payable and has received no notice from any such governmental authority of any deficiency or delinquency with respect to such obligation. The Seller is not currently undergoing any audit conducted by any taxing authority and have received no notice of audit covering any prior period for which taxes have been paid or are or will be due and payable prior to the Closing Date. There are no present disputes as to taxes of any nature payable by Seller.

              5.5     No Actions, Proceedings, etc. Except as listed on the attached Exhibit 5.5, there is no action or proceeding (whether or not purportedly on behalf of the Seller) pending or threatened by or against the Seller which might result in any material adverse change in the condition, financial or otherwise, of the Seller's business or assets. No order, writ or injunction or decree has been issued by, or requested of any court or governmental agency which does nor may result in any material adverse change in the Seller's assets or properties or in the financial condition or the business of the Seller. Except for liabilities referred to in attached Exhibit 5.5, the Seller are not liable for damages to any employee or former employee as a result of any violation of any state, federal or foreign laws directly or indirectly relating to such employee or former employee.

              5.6     No Breaches. The Seller is not in violation of, and the consummation of the transactions contemplated hereby do not and will not result in any material breach of, any of the terms or conditions of any mortgage, bond, indenture, agreement, contract, license or other instrument or obligation to which the Seller is a party or by which its assets are bound; nor will the consummation of the transactions contemplated hereby cause Seller to violate any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which the Seller is, was or may be bound or to which the Seller's assets are subject.

              5.7     Condition of the Seller's Assets. Except as disclosed on the attached Exhibit 5.7, no third party (including any officer or employee of the Seller) has any proprietary interest in any know-how or other intangible assets used by the Seller in the conduct of its business.

              5.8      Corporate Acts and Proceedings. This Agreement has been duly authorized by all necessary corporate action on behalf of Seller, has been duly executed and delivered by authorized officers of Seller, and is a valid and binding Agreement on the part of Seller that is enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

              5.9      Registered Rights and Proprietary Information.
(a)

Except as described in Exhibit 5.9 hereto, the Seller and/or its subsidiaries are not obligated or under any liability whatever to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, the Technological Assets and Intellectual Property Rights of Seller and its subsidiaries with respect to the foregoing, both domestic and foreign, claimed by the Seller or its subsidiaries or used or proposed to be used by the Seller and/or its subsidiaries in the conduct of their business including, without limitation, the name "VertaPort," (collectively herein, "Rights") or all or any Trade Secret, know-how, process, formula, discovery, development, research, design, technique, customer and supplier list, contracts, product development plans, product development concepts, author contracts, marketing and purchasing strategy, invention, and any other matter required for, incident to, or related to the conduct of their businesses (hereafter collectively the "Proprietary Information") with respect to the use thereof in the conduct of their businesses or otherwise.

(b)

Except as described in Exhibit 5.9 hereto, the Seller owns and has the unrestricted right to use the Rights and Proprietary Information required for or incident to the design, development, manufacture, operation, sale and use of all products and services sold or rendered or proposed to be sold or rendered by the Seller and/or its subsidiaries or relating to the conduct or proposed conduct of their businesses free and clear of any right, title, interest, equity or claim of others. Except as described in Exhibit 5.9 hereto, the Seller and/or its subsidiaries have taken all necessary steps (including without limitation entering into appropriate confidentiality, assignment of rights and non-competition agreements with all officers, directors, employees and consultants of the Seller and/or its subsidiaries and others with access to or knowledge of the Proprietary Information) to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, the Proprietary Information and all related documentation and intellectual property rights therein necessary for the conduct or proposed conduct of their businesses.

(c)

Except as described in Exhibit 5.9 hereto, the Seller and/or its subsidiaries have not sold, transferred, assigned, licensed or subjected to any right, lien, encumbrance or claim of others, any Proprietary Information, including without limitation any Right, or any interest therein, related to or required for the design, development, manufacture, operation, sale or use of any product or service currently under development or manufactured, or proposed to be developed, sold or manufactured, by them. Exhibit 5.9 contains a true and complete list and description of all licenses of Proprietary Information granted to the Seller by others or to others by the Seller and/or its subsidiaries. Except as described in Exhibit 5.9 hereto, there are no claims or demands of any person pertaining to, or any proceedings that are pending or threatened, which challenge the rights of the Seller and/or its subsidiaries in respect of any Proprietary Information used in the conduct of their businesses.

(d)

Except as described in Exhibit 5.9 hereto, the Seller and/or its subsidiaries own and on the Closing Date shall own, have, and hold, exclusively all right, title and interest in the Rights, free and clear of all liens, encumbrances, restrictions, claims and equities of any kind whatsoever, has and shall have the exclusive right to use, sell, license or dispose of, and has and shall have the exclusive right to bring action for the infringement of the Rights and the Proprietary Information. The marketing, promotion, distribution or sale by the Seller and/or its subsidiaries of any products or services subject to the Rights or making use of Proprietary Information shall not constitute an infringement of any patent, copyright, trademark, service mark or misappropriation or violation of any other party's proprietary rights or a violation of any license or agreement by the Seller and/or its subsidiaries. Except as described in Exhibit 5.9 hereto, to the knowledge of the Seller after due inquiry no facts or circumstances exist that could result in the invalidation of any of the Rights.

              5.10     No Liens or Encumbrances. Except as listed in Schedule 5.10 attached hereto, the Seller and/or its subsidiaries have good and marketable title to all of the Assets, tangible and intangible, to be sold to Buyer, free of any material mortgages, security interests, pledges, easements or encumbrances of any kind whatsoever.

              5.11     Legal Proceedings and Compliance with Law. Except as set forth in Exhibit 5.11, there is no legal, administrative, arbitration or other proceeding or governmental investigation pending or threatened (including those relating to the health, safety, employment of labor, or protection of the environment) pertaining to Seller or its subsidiaries which might result in the aggregate in money damages payable by Seller or its subsidiaries in excess of insurance coverage or which might result in a permanent injunction against Seller or its subsidiaries. Except as set forth in such Exhibit, Seller and its subsidiaries have substantially complied with, and are not in default in any respect under any laws, ordinances, requirements, regulations, or orders applicable to the business of Seller or its subsidiaries, the violation of which might materially and adversely affect them. Except as set forth in such Exhibit, Seller and its subsidiaries are not parties to any agreement or instrument, nor are they subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule, regulation, code or ordinance which materially and adversely affects, or might reasonably be expected materially and adversely to affect the Assets of Seller or its subsidiaries.

              5.12     Contract Schedules. Attached as Exhibits 5.12 hereto is an accurate list and summary description of the following:
(a)

All contracts, leases, agreements, covenants, licenses, instruments or commitments of Seller and its subsidiaries pertaining to the Assets or which are otherwise material to the Assets, including, without limitation, the following:

	(i)	Executory contracts for the sale of products utilizing or incorporating the Assets;
	(ii)	Executory contracts for the purchase, sale or lease of any Assets;
	(iii)	Management or consulting contracts;
	(iv)	All sales, agency, distributorship, license or franchise agreements; and
	(vi)	Any other contracts not in the ordinary course of business related to the Assets.
(b)	All instruments evidencing any liens or security interest securing any indebtedness of Seller and its subsidiaries covering any asset of Seller and its subsidiaries.

              Except as set forth in Exhibit 5.12, all of such contracts, agreements, leases, licenses, plans, arrangements and commitments and all other such items set forth above are valid, binding and in full force and effect in accordance with their terms and conditions, and there is no existing default thereunder or breach thereof by the Seller, or by any party to such contracts, or any conditions which, with the passage of time or the giving of notice or both, might constitute such a default by the Seller or by any other party to the contracts.

              5.13     Obligations and Liabilities. All of the Assets to be transferred and conveyed to Buyer pursuant to this Agreement shall, on the Closing Date, be free and clear of any claim, lien, encumbrance or any liability of Seller of whatsoever kind or description. Under no circumstance shall Buyer be liable or obligated to pay, discharge or otherwise satisfy any indebtedness, liability or obligation of Seller, whether incurred in connection with the operation of the Business or otherwise; and Seller, for itself, successors and assigns, agrees to indemnity and hold harmless Buyer, its successors and assigns, from any such liability or obligation.

              5.14     Representation and Warranties. The representations and warranties contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date. Such representations and warranties shall survive the Closing Date and shall remain operative in full force and effect for the period of time set forth in Section 12.6 hereof regardless of any investigation at any time made by or on behalf of Buyer and shall not be deemed merged in any document or instruction so executed and/or delivered by Buyer or the Seller.

SECTION 6:     REPRESENTATIONS AND WARRANTIES OF BUYER

              6.1     Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to own its assets and properties and to carry on its business as it is now being conducted.

              6.2     Corporate Acts and Proceedings. This Agreement has been duly authorized by all necessary corporate action on behalf of Buyer, has been duly executed and delivered by authorized officers of Buyer, and is a valid and binding Agreement on the part of Buyer that is enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and to judicial limitations on the enforcement of the remedy of specific performance and other equitable remedies.

SECTION 7:     COVENANTS OF SELLER

              7.1     Preservation of Business. Until Closing, Seller shall use its best efforts to:
(a)	preserve intact the present business organization of Seller;
(b)	maintain its Property and Assets, and those of its subsidiaries, in their present state of repair, order and condition, reasonable wear and tear excepted;
(c)	preserve and protect the goodwill and advantageous relationships of Seller and its subsidiaries with their customers and all other persons having business dealings with Seller and its subsidiaries;
(d)

preserve and maintain in force all licenses, permits, registrations, franchises, patents, trademarks, trade names, trade secrets, service marks, copyrights, bonds and other similar rights of Seller and its subsidiaries; and

(e)	comply with all laws applicable to the conduct of its business.

              7.2     Ordinary Course. Seller shall not:
(a)	sell, mortgage, pledge or encumber or agree to sell, mortgage, pledge or encumber, any of its property or assets, other than in the ordinary course of business;
(b)

incur any obligation (contingent or otherwise) to purchase, acquire, transfer, or convey, all or part of the Assets or enter into any contract or commitment concerning the Assets other than is contemplated herein;

(c)	discuss, solicit, negotiate or enter into an agreement concerning any merger, consolidation or sale of all or substantially all of its assets except as contemplated by this Agreement.

              7.3     Negative Covenants. Except as disclosed in Exhibits to this Agreement, from the date hereof until the Closing Date, unless and until Buyer otherwise consents in writing, Seller will not (a) change or alter the physical contents or character of the Assets; (b) incur any obligations or liabilities (absolute or contingent) other than current liabilities incurred and obligations under contracts entered into in the ordinary course of business; (c) mortgage, pledge or voluntarily subject to lien, charge or other encumbrance any assets, tangible or intangible, other than the lien of current property taxes not due and payable; (d) sell, assign or transfer any of its assets not specifically excluded from the Assets subject to this Agreement or grant or license any interest therein to any person; (e) waive any right of any substantial value; (f) declare or make any payment or distribution to shareholders; (g) grant any increase in the salary or other compensation of any of its directors, officers, or employees or make any increase in any benefits to which such employees might be entitled; (h) institute any bonus, benefit, profit sharing, stock option, pension, retirement plan or similar arrangement, or make any changes in any such plans or arrangements presently existing.

              7.4     Access to Books and Records, Premises, etc. From the date of this Agreement through the Closing Date, Seller and its subsidiaries will grant Buyer and its authorized representatives access to their books and records, premises, products, employees and customers and other parties with whom they have contractual relations during reasonable business hours and in a manner not to disrupt or interfere with their business relationships for purposes of enabling Buyer to fully investigate the business of Seller and its subsidiaries.

              7.5     Taxes and Other Liabilities. Seller will promptly pay and discharge before the filing of any lien or attachment of any of Seller's assets, all lawful taxes, assessments and governmental charges or levies imposed upon it or income or profits, or upon or against any of its property, real, personal or mixed, and all of its other liabilities except to the extent that the same are being contested in good faith and by appropriate proceedings in such manner as not to cause any materially adverse affect upon its financial condition or the loss of any right of redemption from any sale thereunder, and it shall have set aside on its financial statements delivered to Buyer, reserves (segregated to the extent required by sound accounting principles) adequate with respect thereto; provided, further, that Seller shall pay all such taxes, assessments, charges or levies forthwith in excess of such reserves whenever final judgment is entered thereon, or as the result of proceedings to foreclose any lien which attached as security therefor, foreclosure on such lien appears imminent, unless a surety bond or such other measure can be taken to prevent such foreclosure.

              7.6     No Solicitation.

(a)

Except in connection with the transactions contemplated by this Agreement, Seller shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, Seller or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of, any takeover proposal, (ii) enter into any agreement with respect to any takeover proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of Seller or any of its subsidiaries or any investment banker, attorney or other advisor or representatives of Seller or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section by Seller. For purposes of this Agreement, "takeover proposal" means any proposal for a merger, consolidation or reorganization or other business combination involving Seller or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or options, rights, warrants or other interests convertible or exercisable for or into such voting securities, or a substantial or material portion of the assets or business of Seller or any of its subsidiaries, other than the transactions contemplated by this Agreement.

(b)

Except upon a material breach of this Agreement by Buyer or following termination hereof, except for action permitted or contemplated by this Agreement, including a party's right to terminate this Agreement under certain circumstances, neither the Board of Directors of Seller nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Buyer, the approval or recommendation by such Board of Directors of any such committee of this Agreement or (ii) approve or recommend, or propose to approve or recommend, any takeover proposal.

(c)

Seller promptly shall advise Buyer orally and in writing of any takeover proposal or any inquiry with respect to or which could lead to any takeover proposal and the identity of the person making any such takeover proposal or inquiry. Seller will keep Buyer fully informed of the status and details of any such takeover proposal or inquiry.

(d)

The provisions of this Section 7.6 shall not be construed to prevent any investment banker, attorney or other advisor or representative of Seller to engage in discussions with third parties in the ordinary course of business with respect to transactions not involving the parties to this Agreement.

SECTION 8:     TERMINATION

              8.1     Termination. This Agreement may be terminated and abandoned solely as follows:
(a)	At any time until the Closing Date by the mutual agreement of the Seller and Buyer.
(b)	By either Buyer or 0Seller, if for any reason the parties have failed to close this Agreement on or before September 30, 2002, provided that neither Buyer nor Seller is then in default thereunder.

              In the event of any termination pursuant to this Section 8.1 (other than pursuant to Subparagraph 8.1(a), written notice setting forth the reasons therefor shall forthwith be given by Seller, if it is the terminating party, to Buyer, or by Buyer, if it is the terminating party, to the Seller.

              8.2     Effect of Termination. If the sale and purchase of Assets is terminated and abandoned as provided for in this Section, this Agreement shall forthwith become wholly void and of no effect without liability to any party to this Agreement except for breach of this Agreement.

SECTION 9:     INDEMNIFICATION

              9.1     Indemnification Covenants of Seller. Subject to the limitations set forth in this Section 9, Seller shall defend, indemnify, save and keep harmless the Buyer and its affiliates, directors, officers, agents or representatives and their respective successors and permitted assigns (the "Buyer Indemnitees"), against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees (collectively the "Damages") sustained or incurred by any of the Buyer Indemnitees as a result of or arising out of or relating to:
(a)	Any inaccuracy in a representation or breach of a warranty made by the Seller in this Agreement or in any document or instrument delivered to the Buyer in connection with this Agreement; or
(b)

The failure of the Seller to comply with, or the breach by the Seller of, any of the covenants contained in this Agreement or in any document or instrument delivered to the Buyer in connection with this Agreement, to be performed by the Seller; or

(c)

Any liability now or subsequently existing arising out of or in connection with the Business relating to periods prior to the Effective Date, except to the extent that any such liability is expressly assumed by the Buyer pursuant to this Agreement.

              9.2     Indemnification Covenants of Buyer. Subject to the limitations set forth in this Section 9, the Buyer shall defend, indemnify, save and keep harmless the Seller and its affiliates, directors, officers, agents or representatives and their respective successors and permitted assigns (the "Seller Indemnitees"), against and from all Damages sustained or incurred by any of the Seller Indemnitees as a result of or arising out of or relating to:
(a)	Any inaccuracy in a representation or breach of a warranty made by the Buyer in this Agreement or in any document or instrument delivered to the Seller in connection with this Agreement; or
(b)

The failure of the Buyer to comply with, or the breach by the Buyer of, any of the covenants contained in this Agreement or in any document or instrument delivered to the Seller in connection with this Agreement, to be performed by the Buyer; or

(c)

Any liability now or subsequently existing arising out of or in connection with the Business, solely to the extent that such liabilities and/or obligations relate to the acts or omissions of the Buyer subsequent to the Effective Date; except to the extent that any such liability is expressly retained by the Seller pursuant to this Agreement.

              9.3     Additional Indemnification. Paradigm Group II, L.L.C. ("Paradigm Group") agrees, for value received, to indemnify, defend and hold harmless the Buyer Indemnities from and against any and all Damages, in each case promptly as incurred by the Buyer Indemnitees and to the extent arising out of or in connection with:

(i)

any breach of any of the representations and warranties of Seller contained in this Agreement, the schedules or exhibits hereto or any instrument, agreement or certificate delivered by Seller pursuant to this Agreement insofar as such breach constitutes or results in a breach of Seller's warranty of title to the Assets; or

(ii)

any claim, lien or encumbrance constituting a breach of the warranty of title of Seller with respect to the Assets or any qualification, limitation or exception contained in the Legal Opinion delivered by VertaPort pursuant to Section 4.5(j) hereof respecting title to the Assets or warranty of title with respect to such Assets.

              The liability of Paradigm Group to indemnify the Buyer Indemnitees under this Section 9.3 shall be joint and several with the liability of Seller as to the matters within the scope of this Section 9.3, and Buyer may seek recovery of any and all Damages against Paradigm Group for which they are entitled to indemnification without first seeking any recourse, recovery or remedy against Seller. Seller agrees to indemnify Paradigm Group for the full amount of any payments made by Paradigm Group in satisfaction of the indemnification obligations contained herein.

              9.4     Method of Asserting Claims. For purposes of this Section 9.3, the following terms shall be defined as follows:

(a)	"Claims" shall mean all claims asserted pursuant to this Section 9, whether or not arising as a result of a Third Party Claim.
(b)	"Indemnified Person" shall mean any Buyer Indemnitee or any Seller Indemnitee, as the context requires.
(c)	"Indemnifying Person" shall mean any person obligated to indemnify an Indemnified Person pursuant to this Section 9, as the context requires.
(d)

"Third Party Claims" shall mean any Claim asserted by any person not a party to this Agreement (including without limitation any governmental authority), asserting that an Indemnified Person is liable for monetary or other obligations which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Section 9.

(e)

All Claims shall be made in writing and shall set forth with reasonable specificity the facts and circumstances of the Claim, as well as the basis upon which indemnification pursuant to this Section 9 is sought. Notwithstanding the foregoing, no delay or failure by any Indemnified Person to provide notification of any Claim shall preclude any Indemnified Person from recovering for Damages pursuant to this Section 9, except to the extent that such delay or failure materially compromises the rights of any Indemnifying Person under this Section 9.

(f)

Within ten (10) days after receipt by an Indemnifying Person of any notification of a Claim, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume (at the Indemnifying Person's expense) control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided the Indemnifying Person acknowledges in writing to the Indemnified Person that any Damages that may be assessed against the Indemnified Person in connection with such action, suit or proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this Section 9. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense, but in so doing shall not waive or limit its right to recover under this Section 9 for any Damages that may be assessed against the Indemnified Person in connection with such action, suit or proceeding. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Person assumes control of such defense, and the Indemnified Person has been advised in writing by outside legal counsel that under the applicable standards of professional conduct, the Indemnifying Person and the Indemnified Person may not be represented by the same counsel with respect to such action, suit or proceeding, the reasonable fees and expenses of one law firm for the Indemnified Person shall be paid by the Indemnifying Person. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which (with respect to an action, suit or proceeding as to which the Indemnifying Person has not elected to assume control of the defense) shall not be unreasonably withheld. The Indemnifying Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld so long as the settlement includes a complete release of the Indemnified Person from all liability and does not contain or contemplate any payment by, or injunctive or other equitable relief binding upon, the Indemnified Person.

              9.5     Survival. The representations, warranties, covenants, agreements and indemnities of the parties set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue until the first anniversary of the date hereof. If a notice is properly given with respect to a Claim prior to the expiration of the relevant survival period set forth in this Section 9.4, then notwithstanding such expiration, the representation, warranty, covenant, agreement or indemnity applicable to such Claim shall survive until, but only for purposes of, the resolution of such Claim.

SECTION 10:     CONFIDENTIAL INFORMATION AND RELATED MATTERS

              10.1     Each of the Buyer and Seller recognizes and acknowledges that it has and will have access to certain non-public information of the other which shall be deemed the Confidential Information of the other party including Confidential Information that is included in the Assets that after the consummation of the transactions contemplated hereby will be valuable, special and unique property of the Buyer. Information shall not be deemed Confidential Information and afforded the protections of this Section 10 if, on the Closing Date, such information has been (i) developed by the receiving party independently of the disclosing party, (ii) rightfully obtained without restriction by the receiving party from a third party, provided that the third party had full legal authority to possess and disclose such information, (iii) publicly available other than through the fault or negligence of the receiving party, (iv) released without restriction by the disclosing party to anyone, including the United States government, or (v) properly and lawfully known to the receiving party at the time of its disclosure, as evidenced by written documentation conclusively established to have been in the possession of the receiving party on the date of such disclosure. Each of the Companies agrees that they will not disclose, and that they will use their best efforts to prevent disclosure by any other Person of, any such confidential information to any Person for any purpose or reason whatsoever, except to authorized representatives of the Companies. Notwithstanding, a party may use and disclose any such confidential information to the extent that a party may become compelled by Legal Requirements to disclose any such information; provided, however, that such party shall use all reasonable efforts and shall have afforded the other Companies the opportunity to obtain an appropriate protective order or other satisfactory assurance of confidential treatment for any such information compelled to be disclosed. In the event of termination of this Agreement, each party shall use all reasonable efforts to cause to be delivered to the other parties, and to retain no copies of, any documents, work papers and other materials obtained by such party or on such party's behalf during the conduct of the matters provided for in this Agreement, whether so obtained before or after the execution hereof. Each of the Companies recognizes and agrees that violation of any of the agreements contained in this Section 10 will cause irreparable damage or injury to the Companies, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, the Companies shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies the Companies may have against each other.

              10.2      Seller further covenants with Buyer that all information concerning the customers, clients, contracts, mailing lists and business of the Business is confidential information, is being acquired by Buyer and will be treated by Seller as such, and that Seller will not hereafter, directly or indirectly, make use of such information or divulge any such information nor reveal any customer or mailing lists or other confidential information to any other person except as provided for herein. The foregoing restrictions on disclosure of information shall not include (i) information that has properly come into the public domain, (ii) information learned by Seller from a third party without an obligation of confidentiality or (iii) information gained or learned by Seller independent of and subsequent to the closing of the transactions covered by this Agreement.

SECTION 11:     EXPENSES

              11.1     Each of the parties will pay all costs and expenses of its or his performance and compliance with this Agreement. Notwithstanding the foregoing, if the Agreement is not consummated by reason of a default of one of the Companies, then the expenses of each of the Companies in connection with the transaction contemplated herein shall be paid by such defaulting Company.

              11.2     Except as set forth in Schedule 11.2 attached hereto, Seller and Buyer each covenant and agree that they have not engaged the services of any broker or finder in connection with the transactions provided for herein and that no brokers' or finders' fees are payable hereunder.

SECTION 12:    MISCELLANEOUS

              12.1     Incorporation by Reference. All appendices to this Agreement and all documents delivered pursuant to or referred to in this Agreement are herein incorporated by reference and made a part hereof.

              12.2     Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to, or shall, confer any rights or remedies under, or by reason of, this Agreement, on any person other than the parties hereto and their respective and proper successors and assigns. Nor shall anything in this Agreement act to relieve or discharge the obligation or liability of any third persons to any party to this Agreement.

              12.3     Amendments and Waivers. This Agreement may not be amended, nor may compliance with any term, covenant, agreement, condition or provision set forth herein be waived (either generally or in a particular instance and either retroactively or prospectively) unless such amendment or waiver is agreed to in writing by all parties hereto.

              12.4     Waiver. No waiver of any breach of any one of the agreements, terms, conditions, or covenants of this Agreement by the parties shall be deemed to imply or constitute a waiver of any other agreement, term, condition, or covenant of this Agreement. The failure of any party to insist on strict performance of any agreement, term, condition, or covenant, herein set forth, shall not constitute or be construed as a waiver of the rights of either or the other thereafter to enforce any other default of such agreement, term, condition, or covenant; neither shall such failure to insist upon strict performance be deemed sufficient grounds to enable either party hereto to forego or subvert or otherwise disregard any other agreement, term, condition, or covenants of this Agreement.

              12.5     Governing Law - Construction. This Agreement, and the rights and obligations of the respective parties, shall be governed by and construed in accordance with the laws of the State of Colorado, excluding conflict of law provisions which would act to apply the laws of another state. Notwithstanding the preceding sentence, it is acknowledged that each party hereto is being represented by, or has waived the right to be represented by, independent counsel. Accordingly, the parties expressly agree that no provision of this Agreement shall be construed against any party on the ground that the party or its counsel drafted the provision. Nor may any provision of this Agreement be construed against any party on the grounds that party caused the provision to be present.

              12.6     Limitation of Actions. No action may be brought by any party to this Agreement to enforce any covenant made by any party hereto or to seek damages or equitable relief arising from any claimed breach or nonperformance of a covenant, representation, warranty or other performance provided for herein unless such action is commenced within one (1) year of the date of Closing. The parties hereto agree to be bound by the aforesaid limitation of actions notwithstanding the provisions of any applicable statutory limitation of actions to the contrary.

              12.7     Notices. Any notice, communication, offer, acceptance, request, consent, reply, or advice (herein severally and collectively, for convenience, called "Notice"), in this Agreement provided or permitted to be given, served, made, or accepted by any party or person to any other party or parties, person or persons, hereunder must be in writing, addressed to the party to be notified at the address set forth below, or such other address as to which one party notifies the other in writing pursuant to the terms of this Section, and must be served by (1) telefax or other similar electronic method, or (2) depositing the same in the United States mail, certified, return receipt requested and postage paid to the party or parties, person or persons to be notified or entitled to receive same, or (3) delivering the same in person to such party.

              Notice shall be deemed to have been given immediately when sent by telefax or other electronic method and seventy-two hours after being deposited in the United States mail, or when personally delivered in the manner hereinabove described. Notice provided in any manner not specified above shall be effective only if and when received by the party or parties, person or persons to be, or provided to be notified.

              All notices, requests, demands and other communications required or permitted under this Agreement shall be addressed as set forth below:

If Buyer, to:	XML - Global Technologies, Inc. ATTN: Peter Shandro 1818 Cornwall, Suite 9 Vancouver, British Columbia Canada V6J 1C7 (604) 717-1107 (fax)
With copy to:	Clifford L. Neuman, Esq. Neuman & Drennen, LLC 1507 Pine Street Boulder, Colorado 80302 (303) 449-1045 (fax)
If Seller, to:	Vertaport, Inc. 3000 Dundee Road, Suite 105 Northbrook, Illinois 60062-2424 Facsimile: (847) 562-0611
With copies to:	Randall S. Goulding, Esq. 3000 Dundee Road, Suite 105 Northbrook, Illinois 60062-2424 Facsimile: (847) 562-0611

              Any party receiving a facsimile transmission shall be entitled to rely upon a facsimile transmission to the same extent as if it were an original. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice.

              12.8     Fax/Counterparts. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same documents. For all evidentiary purposes, any one complete counter set of this Agreement shall be considered an original.

              12.9      Captions. The caption and heading of various sections and paragraphs of this Agreement are for convenience only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

              12.10     Severability. Wherever there is any conflict between any provision of this Agreement and any statute, law, regulation or judicial precedent, the latter shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirement of the law. In the event that any part, section, paragraph or clause of this Agreement shall be held by a court of proper jurisdiction to be invalid or unenforceable, the entire Agreement shall not fail on account thereof, but the balance of the Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intention of the parties or would result in unconscionable injustice.

              12.11     Jurisdiction and Venue. Jurisdiction over any action, proceeding or arbitration shall be proper only if filed and maintained in Colorado, and venue shall be proper therefor only in the County of Boulder as to state court proceedings or the District Court for the District of Colorado as to federal court proceedings.

              12.12     Good Faith Cooperation and Additional Documents. The parties shall use their reasonable good faith efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence. Each party covenants and agrees to cooperate in good faith and to enter into and deliver such other documents and papers as the other party reasonably shall require in order to consummate the transactions contemplated hereby, provided in each instance, any such document is in form and substance approved by the parties and their respective legal counsel.

              12.13     Assignment. Neither party may directly or indirectly assign or delegate, by operation of law or otherwise, all or any portion of its/their/his rights, obligations or liabilities under this Agreement without the prior written consent of all other parties, which consent may be withheld in their respective sole and absolute discretion.

              12.14     Entire Agreement - Amendment. For purposes of this Section, the term "Agreement" shall include this Agreement and the Exhibits and other documents attached hereto. This Agreement, and other documents delivered pursuant to this Agreement, contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, letters of intent, representations, warranties, disclosures, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting that subject matter.

              12.15     Authority to Sign. Each of the persons signing below on behalf of any party hereby represents and warrants that s/he or it is signing with full and complete authority to bind the party on whose behalf of whom s/he or it is signing, to each and every term of this Agreement.

              12.16     Execution of Documents. The parties hereto agree to execute and deliver any and all other documents necessary and convenient to effectuate the exchange of stock herein provided for, and Seller as an inducing condition, represent that it has the authority to enter into this Agreement and to make the foregoing commitments for itself.

              12.17     Time. Time is of the essence of this Agreement and each of its provisions.

              IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

XML - GLOBAL TECHNOLOGIES, INC.
ATTEST:
___________________________________ Secretary	By:__________________________________ Peter Shandro, Chief Executive Officer
VERTAPORT, INC.
ATTEST:
___________________________________ Secretary	By:________________________________ Title: ______________________________
Agreed with respect to the provisions of Section 9.3:
PARADIGM GROUP II, L.L.C.
By: ______________________________ Name: ____________________________ Its Managing Member